EXHIBIT 99

15985 East High Street
P. O. Box 35
Middlefield, Ohio 44062
Phone: 440/632-1666       FAX: 440/632-1700
www.middlefieldbank.com

PRESS RELEASE

Contact:	James R. Heslop, 2nd Executive Vice President/Chief Operating Officer (440) 632-1666 Ext. 3219 jheslop@middlefieldbank.com

For Immediate Release

Middlefield Banc Corp. Reports 15% Increase in 2004 Earnings Per Share, Assets Surpass $290 Million

MIDDLEFIELD, OHIO, January 27, 2005 ♦♦♦♦ Middlefield Banc Corp. (Pink Sheets: MBCN) today announced fourth quarter 2004 net income of $858 thousand, an increase of 3.13% over fourth quarter 2003 net income of $832 thousand and a 4.41% increase over third quarter 2004 net income of $822 thousand. On a diluted per share basis, earnings for the fourth quarter were $0.66, up 1.22% from the $0.65 reported for the year-ago quarter. During the fourth quarter of 2004, the company recognized a loss of $98 thousand on a sale of securities as it repositioned its balance sheet for long-term growth.

For the fiscal year ending December 31, 2004, Middlefield’s net income totaled $3.3 million compared with $2.8 million for fiscal 2003. Earnings per share for the full year 2004, on a diluted basis, were $2.51. This reflects an increase of 15.26% over 2003’s $2.18 per diluted share.

Returns on average equity (“ROE”) and average assets (“ROA”) for the full year were 13.36% and 1.17%, respectively, compared to 12.39% and 1.13% for 2003. Fourth quarter ROE and ROA were 13.91% and 1.18%, respectively, compared with 14.86% and 1.26% for the prior-year quarter.

“Middlefield Banc Corp.’s 2004 results were highlighted by strong balance sheet and earnings growth that were achieved through continued strong loan growth and a consistent attention to building a well defined deposit base,” stated Thomas G. Caldwell, President and Chief Executive Officer of Middlefield Banc Corp. “Our balance sheet, which surpassed the $290 million mark, was led by continued success in our home equity line of credit and commercial lending. We were very pleased with the strong increase in our loan portfolio. Our credit quality remained satisfactory as we experienced a ratio of only 0.4% of net charge-offs to average loans.”

At year-end 2004, gross total loans exceeded $215 million, reaching another milestone in the company’s history. Overall, loans increased 11.8% from year-end 2003. The overall credit quality remained relatively strong with net charge-offs for 2004 being $72 thousand. At December 31, 2004, the ratio of non-performing loans to total loans was 0.68%. While this figure is below peer performance, it does reflect an increase for the company from the prior-end year figure of 0.27%.

Donald L. Stacy, Chief Financial Officer of Middlefield commented, “The increase in non-performing loans at the end of 2004 reflects a limited number of loans, the majority of which are secured by single family residential properties. We are working closely with these borrowers to resolve the delinquencies in a manner that is satisfactory to all. We anticipate that any losses for 2005 will be in line with our historical performance.”

Net interest income was $2.6 million for the three months ended December 31, 2004, compared to $2.3 million for the same period in 2003. The increase is mainly attributable to increased loan balances coupled with a stable net interest margin. The company’s fourth quarter net interest margin was 3.82% on average earning assets of $276.6 million. This compares to a 3.81% margin on average earning assets of $247.6 million for the three months ended December 31, 2003. For the full year of 2004, net interest margin matched that of 2003 at 3.89%. Average earning assets for the twelve-month comparable periods were $264.3 million for 2004 and $235.6 million for 2003.

Non-interest income for 2004 was $1.8 million, an increase of 20.2% from 2003’s $1.5 million. The increase is primarily attributable to the introduction of an overdraft privilege program during early 2004, as well as a larger deposit base. Growth in ATM and debit card transactions, earnings from bank owned life insurance, and revenue from investment services also contributed to the 2004 increase.

Non-interest expense grew 14.1% during 2004 to $7.0 million. The comparable 2003 total was $6.1 million. 2004 reflected the first full year of operation of the bank’s Orwell branch, which is reflected in salary, occupancy, equipment, and operating figures. Additionally, during 2004 the bank undertook a major expansion of its marketing efforts and increased spending for technology upgrades.

Stockholders’ equity at December 31, 2004 was $24.8 million, a twelve-month increase of 5.5%. During December of 2004, the company completed the purchase of 34,024 shares of its own stock under the company’s share repurchase program that had been authorized in May of 2004. Book value at December 31, 2004 was $19.23 per share, an increase of 4.7% from the prior year-end’s $18.36.

Middlefield Banc Corp. is a financial holding company headquartered in Middlefield, Ohio. Its sole subsidiary, The Middlefield Banking Company, operates full service banking centers and a UVEST Financial Services® investment office serving Chardon, Garrettsville, Mantua, Middlefield, and Orwell, Ohio.

Certain statements within this document, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of

1995. Forward-looking statements involve risks and uncertainties and actual results may differ materially from those predicted by the forward-looking statements. These risks and uncertainties include, bat are not limited to, risks and uncertainties inherent in the national and regional banking, insurance, and mortgage industries, competitive factors specific to markets in which Middlefield operates, future interest rate levels, legislative and regulatory actions, capital market conditions, general economic conditions, geopolitical events, the loss of key personnel and other factors.

Forward-looking statements speak only as of the date on which they are made, and Middlefield undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made. All subsequent written and oral forward-looking statements attributable to Middlefield or any person acting on our behalf are qualified by these cautionary statements.

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights

December 31, 2004 and 2003 and September 30, 2004
(unaudited, dollars in thousands)
Balance Sheet (period end)	December 31,	December 31,	September 30,
	2004	2003	2004

Assets
Cash and due from banks	$5,927	$4,496	$7,937
Federal funds sold	0	930	3,420
Available for sale securities	56,843	49,966	55,278
Held to maturity securities	620	1,859	562

Total cash and securities	63,390	57,251	67,198
Loans:	215,653	192,880	209,257
Less: reserve for loan losses	2,623	2,521	2,627

Net loans	213,030	190,359	206,631
Premises and equipment	6,617	6,808	6,668
Bank-owned life insurance	5,424	5,202	5,370
Accrued interest receivable and other assets	2,753	2,749	3,347

Total Assets	$291,214	$262,369	$289,214

	December 31,	December 31,	September 30,
	2004	2003	2004

Liabilities and Stockholders’ Equity
Non-interest bearing demand deposits	$36,332	$29,423	$35,111
Interest bearing demand deposits	8,818	7,370	8,877
Money market accounts	15,667	15,709	14,718
Savings deposits	75,280	69,571	75,111
Certificates of deposit	103,788	97,767	104,923
Total Deposits	239,885	219,840	238,739
Borrowed funds	25,555	18,110	24,061
Other liabilities	952	915	905

Total Liabilities	266,392	238,865	263,705

Common equity	27,820	25,124	27,102
Net Unrealized gain (loss) on securities	(28)	125	153
Treasury stock	(2,970)	(1,745)	(1,745)

Total Stockholders’ Equity	24,822	23,504	25,509

Total Liabilities and Stockholders’ Equity	$291,214	$262,369	$289,214

MIDDLEFIELD BANC CORP.
Consolidated Selected Financial Highlights
December 31, 2004 and 2003
(unaudited, dollars in thousands, except per share amounts)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2004	2003	2004	2003
Statement of Income
Interest Income	$4,067	$3,682	$15,733	$14,596
Interest Expense	1,517	1,393	5,769	5,725

Net interest income	2,550	2,289	9,964	8,871
Provision for loan losses	63	0	174	315

Net interest income after provision for loan losses	2,487	2,289	9,790	8,556

Non-interest income
Service charges on deposits	387	274	1,421	1,034
Other income	123	196	456	446
Net securities gains (losses)	(98)	0	(98)	1

Total non-interest income	412	470	1,779	1,480
Non-interest expense
Salaries and employee benefits	849	798	3,502	3,085
Net occupancy	124	93	502	404
Equipment	68	106	357	333
Other operating	658	592	2,605	2,283

Total non-interest expense	1,699	1,589	6,966	6,105

Income before income taxes	1,200	1,170	4,603	3,931
Provision for income taxes	342	338	1,330	1,132

Net income	$858	$832	$3,273	$2,799

Per common share data
Net income per common share — basic	$0.66	$0.65	$2.54	$2.19
Net income per common share — diluted	$0.66	$0.65	$2.51	$2.18
Dividends declared	$0.22	$0.20	$0.86	$0.75
Book value (period end)			$19.23	$18.36
Average shares outstanding — basic	1,294,890	1,280,421	1,290,894	1,280,450
Average shares outstanding — diluted	1,309,041	1,284,835	1,302,625	1,283,970
Period ending shares outstanding			1,266,255	1,223,819

Selected ratios
Return on average assets	1.18%	1.26%	1.17%	1.13%
Return on average equity	13.91%	14.86%	13.36%	12.39%
Yield on earning assets	6.01%	6.06%	6.07%	6.30%
Cost of interest bearing liabilities	2.65%	2.67%	2.61%	2.90%
Net interest spread	3.36%	3.39%	3.45%	3.43%
Net interest margin	3.82%	3.81%	3.89%	3.89%
Efficiency	54.47%	56.42%	57.83%	58.98%
Equity to assets at period end			8.52%	8.96%

	December 31,	December 31,	September 30,
Asset quality data	2004	2003	2004
Allowance for loan losses	$2,623	$2,521	$2,627
Allowance for loan losses/total loans	1.22%	1.31%	1.26%
Net charge-offs:
Quarter-to-date	$66	$84	$20
Year-to-date	72	94	6
Net charge-offs to average loans	0.04%	0.05%	0.01%
Non-performing loans/total loans	0.68%	0.27%	0.18%
Allowance for loan losses/non-performing loans	177.95%	495.28%	213.87%